                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               FLUOR CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:


     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:


     -------------------------------------------------------------------------


     (5) Total fee paid:


     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (4) Date Filed:


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

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California 92656

                                                      [FLOUR LOGO APPEARS HERE]

February 1, 2001

Dear Shareholder:

   You are cordially invited to attend the 2001 Annual Meeting of Shareholders which will be held on Wednesday, March 14, 2001, beginning at 9:00 a.m. Pacific Standard Time at the Fluor Engineering Campus, One Fluor Daniel Drive, Aliso Viejo, California. A map showing the meeting location is included for your convenience on the back page of this booklet.

   Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

   It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

                                       Sincerely,

                                       /s/ PHILIP J. CARROLL

                                       PHILIP J. CARROLL, JR.
                                       Chairman and Chief Executive Officer

                                                   [LOGO OF FLUOR APPEARS HERE]

                               FLUOR CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held March 14, 2001

   The annual meeting of shareholders of Fluor Corporation will be held at the Fluor Engineering Campus, One Fluor Daniel Drive, Aliso Viejo, California, on Wednesday, March 14, 2001, at 9:00 a.m. Pacific Standard Time for the following purposes:

  1. To elect five Class II directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the five persons identified in the attached Proxy Statement.

  2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2001.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed January 17, 2001 as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting.

   SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

   PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ LAWRENCE N. FISHER

                                          LAWRENCE N. FISHER
                                          Senior Vice President -- Law and
                                           Secretary

February 1, 2001
Aliso Viejo, California

                                                    [LOGO OF FLUOR CORPORATION]

                               FLUOR CORPORATION

                               ----------------

                                PROXY STATEMENT
                               February 1, 2001

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation, One Enterprise Drive, Aliso Viejo, California 92656 (the "Company" or "Fluor" or "New Fluor"), of your proxy for use at the annual meeting of shareholders to be held March 14, 2001, or at any adjournment thereof (the "Annual Meeting"). This proxy statement and the accompanying Proxy/Voting Instruction Card are being mailed to all shareholders on or about February 1, 2001. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and elects to vote in person.

   On January 17, 2001, the record date fixed by the Board of Directors, the Company had outstanding 75,701,214 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the meeting, except that shareholders have cumulative voting rights with respect to the election at the meeting of four directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among two or more nominees as the shareholder sees fit. The four nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval.

   Unless otherwise directed in the accompanying Proxy/Voting Instruction Card, the persons named therein will vote FOR the election of the five director nominees listed below and FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2001. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment, although the Company does not presently know of any other business.

                            BACKGROUND INFORMATION

   On November 30, 2000 (the "Distribution Date"), Fluor Corporation ("Old Fluor") announced that it had completed a reverse spin-off transaction wherein Old Fluor's coal segment, previously operated under its A. T. Massey Coal Company, Inc. subsidiary, was separated from the other business segments of Old Fluor. As a result, two publicly-traded companies were created: Massey Energy Company and a "new" Fluor Corporation referred to as the Company herein.

   The separation of the two companies was accomplished though a tax-free dividend (the "Distribution") by Old Fluor of the Company, which is a new entity comprised of all of Old Fluor's business segments, other than those involving the coal segment, including the Fluor Daniel, Fluor Global Services and Fluor Signature Services business segments (the "New Fluor Businesses"). Old Fluor, as the continuing entity consisting of the coal segment of Old Fluor, changed its name to Massey Energy Company ("Massey"). The tax-free dividend was declared on the Distribution Date to shareholders of record at the close of business on November 30, 2000. Concurrent with the completion of the Distribution, each of the directors and officers of Old Fluor resigned (other than Don L. Blankenship, Martha R. Seger and Bobby R. Inman who continue as directors of Massey and, in the case of Mr. Blankenship, is the Chairman and Chief Executive Officer of Massey) and, except for Mr. Blankenship, were thereafter appointed to equivalent positions with the Company.

   Due to the relative significance of the New Fluor Businesses transferred to the Company following the Distribution, the New Fluor Businesses have been treated as the "accounting successor" for financial reporting purposes and the coal segment of Old Fluor has been classified as discontinued operations despite the legal form of separation resulting from the Distribution. As such, all information reported in this Proxy concerning the Company is derived from information applicable to Old Fluor prior to the Distribution Date.

   In addition, the Company has announced that its fiscal year has been changed to the period January 1 to December 31 of each year, commencing in 2001.

                             ELECTION OF DIRECTORS

                                  Proposal 1

   Under the Company's Amended and Restated Certificate of Incorporation and Bylaws, which provide for a "classified" Board, the following Class II directors have been nominated for election at the Annual Meeting to serve a three year term expiring at the Annual Meeting in 2004 and until their respective successors are elected and qualified.

   Except for Mr. Hackett, each of the nominees listed below presently serves as a Class II director of the Company. If any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

   In the event anyone other than the five nominees listed below should be nominated for election as a director, the persons named in the proxy may vote cumulatively for less than all the nominees in order to elect the maximum number of the nominees possible.

Biographical

   The following biographical information is furnished with respect to each of the five nominees for election at the Annual Meeting as Class II directors and each of the other Class I and Class III directors whose terms will continue after the Annual Meeting.

Class II Director Nominees(/1/):


                Carroll A. Campbell, Jr., age 60.

[PHOTO]
                Director since 1995; member of Audit, Finance and Governance
                 Committees.

                President and Chief Executive Officer of the American Council
                 of Life Insurance, Washington, D.C.; formerly two-term Governor of South Carolina from 1986; formerly four-term member of the U.S. House of Representatives from 1978; Chairman of the National Governor's Association from 1993 to 1994.

                Mr. Campbell also is a director of AVX Corporation, Myrtle
                 Beach, South Carolina; Norfolk Southern Corporation, Norfolk, Virginia; and Wackenhut Corporation, West Palm Beach, Florida.


                James T. Hackett, age 47

[PHOTO]
                Nominee for Director.

                Chairman, President and Chief Executive Officer of Ocean
                 Energy, Inc., Houston, Texas since 1998; formerly Group President, Duke Energy Corporation from 1997; formerly Executive Vice President, PanEnergy Corporation from 1996; formerly, President, Trident Division, NGC Corporation from 1995.

                Mr. Hackett also is a director of Ocean Energy, Inc., Houston,
                 Texas; New Jersey Resources Corporation, Wall, New Jersey; Temple-Inland, Inc., Diboll, Texas; and Kaiser Aluminum Corporation, Houston, Texas.


                Lord Robin W. Renwick, age 63.

[PHOTO]
                Director since 1997; member of Finance, Governance and Public
                 Policy Committees; Chairman of Fluor Limited(/2/) since 1996.

                Vice Chairman, Investment Banking, J.P. Morgan; former British
                 Ambassador to the United States from 1991 to 1995.

                Lord Renwick also is a director of Billiton Plc, London,
                 England; British Airways, London, England; Compagnie Financiere Richemont AG, Zug, Switzerland; South African Breweries Plc, Johannesburg, South Africa; and Harmony Gold, Johannesburg, South Africa.

[PHOTO]         Martha R. Seger, age 68.

                Director since 1991; Chairman of Finance Committee and member of Executive, Governance and Public Policy Committees.

                Economic consultant and principal of M.R. Seger & Associates, a financial and economic consulting firm, since 1994. Distinguished Visiting Professor of Finance, Adrian College, commencing 1999; Distinguished Visiting Professor of Finance, Arizona State University, from 2001; Visiting Professor, Hillsdale College, from 1996; Distinguished Visiting Professor of Finance, Central Michigan University, from 1995 and American Graduate School of International Management, from 1993; formerly Member, Board of Governors of the Federal Reserve System from 1984.

                Dr. Seger also is a director of Massey Energy Company,
                 Richmond, Virginia; Kroger Company, Cincinnati, Ohio; Unisource Energy/Tucson Electric Power Company, Tucson, Arizona; and Xerox Corporation, Stamford, Connecticut.


[PHOTO]         James C. Stein, age 57.

                Director since 1997.

                Vice Chairman of the Company effective February 2001;
                 formerly, President and Chief Executive Officer of Fluor Global Services(/3/) since March 1999; formerly President and Chief Operating Officer of Fluor Daniel, Inc.(/4/) from 1997 to March 1999; formerly Group President, Diversified Services, of that company from 1994; formerly President, Business Units, of that company from 1993; formerly President, Industrial Sector, of that company from 1986; joined the Company in 1964.


Class III Directors -- Term Expires 2002(/1/):

Peter J. Fluor, age 53.

Director since 1984; Chairman of Audit Committee and member of Executive,
 Governance and Organization and Compensation Committees. Non-Executive Chairman of the Board of Directors of Fluor Corporation, January to July 1998.

President and Chief Executive Officer of Texas Crude Energy, Inc., Houston,
 Texas since 1980; joined that company in 1972.

Mr. Fluor also is a director of Ocean Energy Inc., Houston, Texas; and a member of the advisory board of Chase Bank of Texas, N.A., Houston, Texas.

David P. Gardner, age 67.

Director since 1988; Chairman of Governance Committee; member of Executive,
 Organization and Compensation and Public Policy Committees.

Formerly President of the William and Flora Hewlett Foundation from 1993 to
 1999; formerly President of the University of California from 1983; and formerly President of the University of Utah from 1973.

Dr. Gardner also is a director of Waddell and Reed Family of Funds, Shawnee
 Mission, Kansas.

Bobby R. Inman, age 69.

Director since 1985; Chairman of Organization and Compensation Committee and member of Executive, Governance and Public Policy Committees.

Admiral, U.S. Navy (Retired).

Admiral Inman also is a director of Massey Energy Company, Richmond, Virginia;
 Science Applications International Corporation, La Jolla, California; SBC Communications Inc., San Antonio, Texas; Temple-Inland Inc., Diboll, Texas; and Xerox Corporation, Stamford, Connecticut.

James O. Rollans, age 58.

Director since 1997.

Group Executive, Business Services effective February 2001, formerly,
 President and Chief Executive Officer of Fluor Signature Services(/5/) since March 1999; formerly Senior Vice President and Chief Financial Officer 1998 to 1999 and 1992 to 1994; formerly Senior Vice President and Chief Administrative Officer 1994 to 1998; formerly Vice President, Corporate Communications from 1982 to 1992; joined the Company in 1982.

Mr. Rollans also is a director of Flowserve Corporation, Dallas, Texas.


Class I Directors -- Term Expires 2003(/1/):

Alan L. Boeckmann, age 52(/6/).

President and Chief Operating Officer of the Company effective February 2001;
 formerly, President and Chief Executive Officer, Fluor Daniel, from March 1999; formerly Group President, Energy and Chemicals from 1996; formerly President, Plastics and Fibers from 1994; joined the Company in 1979 with previous service from 1974 to 1977.

Philip J. Carroll, Jr., age 63.

Director, Chairman of the Board and Chief Executive Officer since July 1998;
 Chairman of Executive Committee; joined the Company in July 1998.

Mr. Carroll was formerly President and Chief Executive Officer of Shell Oil
 Company, Houston, Texas, from 1993, and formerly in other positions with Shell Oil Company for more than 35 years.

Mr. Carroll also is a director of Boise Cascade Corporation, Boise, Idaho, and
 Vulcan Materials Company, Birmingham, Alabama.

Thomas L. Gossage, age 66.

Director since 1997; member of Finance, Governance and Organization and Compensation Committees.

Chairman, Chief Executive Officer of Hercules Incorporated, Wilmington,
 Delaware, from October 2000, and from 1991 to 1997.

Mr. Gossage also is a director of The Dial Corporation, Phoenix, Arizona;
 Alliant Techsystems, Inc., Hopkins, Minnesota; and Hercules Incorporated, Wilmington, Delaware.

Vilma S. Martinez, age 57.

Director since 1993; Chairman of the Public Policy Committee and member of Executive, Audit and Governance Committees.

Partner in Munger, Tolles & Olson LLP, Los Angeles, California since 1982.

Ms. Martinez also is a director of Anheuser-Busch Companies, Inc., St. Louis,
 Missouri; Burlington Northern Santa Fe Corp., Fort Worth, Texas; Sanwa Bank California, Los Angeles, California; and Shell Oil Company, Houston, Texas.

Dean R. O'Hare, age 58.

Director since 1997; member of Audit, Governance and Organization and Compensation Committees.

Chairman and Chief Executive Officer of The Chubb Corporation, Warren, New
 Jersey, since 1988.

--------
(1) Except as otherwise indicated, all positions are with the Company. As noted above, as a result of the Distribution, each of the directors and, where applicable, the officers listed above resigned their positions with Old Fluor on November 30, 2000, and were appointed to equivalent positions for the Company effective that same date. Because of the relative importance of the New Fluor Businesses to Old Fluor, the dates for when each of the directors listed was first elected is the date of their original election as a director of Old Fluor.

(2) Fluor Limited, which provides engineering, procurement and construction services in the United Kingdom, is an indirect subsidiary of the Company.

(3) Fluor Global Services, which provides engineering, construction and program management services to governments and telecommunications companies, leases and sells construction equipment, and provides temporary staffing and other diversified services, is a division of Fluor Enterprises, Inc. (formerly known as Fluor Daniel, Inc.), a wholly-owned subsidiary of the Company.

(4) Fluor Daniel, Inc., which provided design, engineering, procurement, construction, maintenance and other diversified services to a wide range of industrial, commercial, utility, natural resources, energy and governmental clients, was renamed Fluor Enterprises, Inc. and is a wholly-owned subsidiary of the Company.

(5) Fluor Signature Services, which provides diversified business administration and support services, is a division of Fluor Enterprises, Inc.

(6) Mr. Boeckmann will be appointed by the Board as a Director effective with the Company's annual meeting on March 14, 2001.

Stock Ownership and Stock-Based Holdings of Executive Officers and Directors

   The following information is furnished with respect to each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of the last fiscal year and each of the four other most highly compensated executive officers of the Company for the last completed fiscal year (the "Named Executive Officers"), and all current directors and executive officers of the Company as a group, as to ownership of shares of Common Stock of the Company as of January 17, 2001 (including restricted shares, shares which may be acquired within 60 days pursuant to the exercise of stock options and interests in shares held as of November 30, 2000, in the Company's Savings Investment Plan and Performance Plan, by executive officers, with respect to which such officers have sole voting and investment power(/1/)). Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares. The last column of the table combines beneficial ownership of shares of Company Common Stock with holdings of (i) Deferred Directors' Fees held in an account economically equivalent to Common Stock, held as of December 31, 2000, by certain non-employee directors (which are payable in cash as described at page 24 hereof), (ii) Restricted Stock Units held by directors and executive officers (which are payable in cash upon vesting of tandem restricted stock), and (iii) Shadow Stock Units held by certain Named Executive Officers (which are payable in cash). This column indicates the alignment of the named individuals and group with the interests of the Company's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of the Company's Common Stock.

                                                 Shares           Fluor
                                              Beneficially     Stock-Based
                                                Owned(2)        Holdings
                                              ------------     -----------
Class I Directors:
 Philip J. Carroll, Jr.(/3/).................    641,660          963,907
 Thomas L. Gossage...........................      5,628            5,827
 Vilma S. Martinez...........................      5,285           13,821
 Dean R. O'Hare..............................      6,776           11,078

Class II Director Nominees:
 Carroll A. Campbell, Jr.....................      5,093           12,787
 James T. Hackett............................        -- (/4/)         -- (/4/)
 Lord Robin W. Renwick.......................      5,276           10,574
 Martha R. Seger.............................      6,999            7,808
 James C. Stein(/3/).........................    373,716          395,671

Class III Directors:
 Peter J. Fluor..............................     26,504           73,076
 David P. Gardner............................      9,398           22,056
 Bobby R. Inman..............................      9,060            9,060
 James O. Rollans(/3/).......................    376,995          396,715

Other Named Executive Officers:
 Alan L. Boeckmann(/3/) .....................    296,445          347,846
 Ralph F. Hake...............................    100,663          116,681

All directors and executive officers as a
 group (17 persons)..........................  2,079,004        2,633,842

--------
(1) With respect to unvested restricted shares, restricted stock units and shadow stock units, and unvested and vested stock appreciation rights and options (collectively, "Grants"), as a result of the Distribution and following the Distribution Date, all Grants awarded to employees and directors of Old Fluor were assumed by the Company. In addition, in order to preserve the intrinsic value of the Grants, adjustments were made to the number of Grants and, as applicable, the ratio of the exercise price to the market price of the Grants. In that regard, the outstanding number of Grants were increased by multiplying the applicable amount by 1.73810 (the "Conversion Ratio"). Similarly, where applicable, the exercise price was reduced by dividing the exercise price prior to the Distribution by the Conversion Ratio. The Conversion Ratio was determined in accordance with accounting rules by taking the closing price of Old Fluor's stock on the Distribution Date ($36.50) and dividing it by the opening price for the Company's common stock the date after the Distribution ($21.00). These adjustments, based upon the Conversion Ratio, are reflected in the table.

(2) Each individual owns less than 1.37% and the group owns approximately 3.5% of the outstanding shares of Common Stock of the Company. Included in the number of shares beneficially owned by Messrs. Carroll, Boeckmann, Stein, Rollans and Hake, all directors and executive officers as a group, are 436,386, 182,455, 318,202, 335,321, 71,610 and 1,498,677 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

(3) This individual is also a Named Executive Officer.

(4) Mr. Hackett will receive shares of common stock of the Company in connection with his appointment to the Board of Directors pursuant to the 2000 Director Stock Plan described on Page 24 of this proxy statement.

Stock Ownership Of Certain Beneficial Owners

   Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock. The table sets forth information known to the Company as of January 17, 2001, with percentage of ownership calculated using the number of outstanding shares on January 17, 2001.

                                                           Shares        Percent
                                                        Beneficially       of
     Name and Address of Beneficial Owners                 Owned          Class
     -------------------------------------              ------------     -------
     Capital Research & Management Co..................  10,163,800(/1/)  13.4
     FMR Corp and related entities.....................   9,285,647(/2/)  12.2
     Dodge & Cox, Inc..................................   5,556,263(/3/)   7.3

--------
(1) Based on the Schedule 13G dated January 10, 2001, filed by Capital Research and Management Company with the Securities and Exchange Commission, which indicates that Capital Research and Management Company holds such beneficial interest as the result of acting as investment advisor to various investment funds. In such capacity, it has investment and dispositive power over all shares; voting power resides with the funds' boards of trustees. Capital Research and Management Co. has offices at 333 South Hope Street, Los Angeles, California 90071.

(2) Based on information provided by FMR Corp. ("FMR") Edward C. Johnson 3d ("Mr. Johnson") and Abigail P. Johnson ("Ms. Johnson") included in their joint Schedule 13G amendment dated May 9, 2000, and filed with the Securities and Exchange Commission wherein they reported the beneficial ownership of 9,285,647 shares at May 8, 2000. They state that Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 7,766,658 shares as a result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each have sole power to dispose of the 7,766,658 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' boards of trustees and is carried out by Fidelity; Fidelity Management Trust Company ("FMTC") is the beneficial owner of 742,019 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 742,019 shares, sole power to vote 271,119 shares, and no power to vote 470,900 shares owned by institutional accounts; and Fidelity International Limited ("FIL") is the beneficial owner of 776,970 shares. The address of FMR, Mr. Johnson, Ms. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(3) Based on information contained in the Schedule 13F dated November 14, 2000, filed by Dodge & Cox, Inc. with the Securities and Exchange Commission, which indicates Dodge & Cox, Inc. is a registered investment advisor having the sole power to vote 5,264,203 shares, shared voting power relative to 48,500 shares and no voting power relative to 243,550 shares, and the sole power to dispose of 5,566,253 shares. The address of Dodge & Cox, Inc. is One Sansome Street, 35th Floor, San Francisco, California 94104.

Committees of the Board

   The standing committees of the Board consist of an Audit Committee, Executive Committee, Finance Committee, Governance Committee, Organization and Compensation Committee and Public Policy Committee.

 Audit Committee

   As reflected in the Charter for the Audit Committee attached hereto at Appendix I, the function of the Audit Committee is to provide assistance to the Company's Board in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the Company. The independent auditor for the Company is ultimately accountable to the Board and the Audit Committee, who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

   The principal duties of the Audit Committee are to nominate the firm of independent outside auditors for appointment by the Board; to meet with the independent auditors; to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; to review the Company's Annual Report to Stockholders, proxy materials and annual report on Form 10-K for filing with the Securities and Exchange Commission; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters.

   The Audit Committee shall be composed of at least four directors and a nonvoting Secretary who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member. In addition, each of the Audit Committee members shall have a working familiarity with basic accounting or related financial practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. The members of the Audit Committee are Peter J. Fluor (Chairman), Carroll A. Campbell, Jr., Vilma S. Martinez and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any of its subsidiaries and who, between them, satisfy the criteria described in the preceding sentence. The Audit Committee held six meetings during fiscal year 2000, four regular meetings and two telephonic meetings, one of which was to review and approve the Company's 1999 Annual Report, Form 10-K and proxy materials. At the end of each of the regular meetings, the members of the Audit Committee met privately with the Company's independent auditors without any Company officers or other personnel present.

 Executive Committee

   When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Amended and Restated Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; declaring a dividend; or issuing stock. The members of the Executive Committee are Philip J. Carroll, Jr. (Chairman), Peter J. Fluor, David P. Gardner, Bobby R. Inman, Vilma S. Martinez, and Martha R. Seger. The Executive Committee held no meetings but took action by unanimous written consent on nineteen occasions during fiscal year 2000.

 Finance Committee

   The function of the Finance Committee is to review and make recommendations to the Board regarding the Company's financing needs and plans and dividend policy, to review and, where delegated by the Board, approve new debt financings, acquisitions and dispositions of business units and major capital assets, to review the financial performance of acquisitions and equity investments and to monitor the investment policy and performance of the Company's employment and other benefit trust funds, and to review the Company's risk management activities, including insurance coverage. The members of the Finance Committee are Martha R. Seger (Chairman), Carroll A. Campbell, Jr., Thomas L. Gossage and Lord Robin W. Renwick. Don L. Blankenship was also a member of the Finance Committee during fiscal year 2000 but, concurrently with the Distribution, resigned his position. The Finance Committee held six meetings during fiscal year 2000.

 Governance Committee

   The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are David P. Gardner (Chairman), Carroll A.
Campbell, Jr., Peter J. Fluor, Thomas L. Gossage, Bobby R. Inman, Vilma S. Martinez, Dean R. O'Hare, Lord Robin W. Renwick and Martha R. Seger. During fiscal year 2000, the Governance Committee held five meetings. The Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

 Organization and Compensation Committee

   The principal duties of the Organization and Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Organization and Compensation Committee are Bobby R. Inman (Chairman), Peter J. Fluor, David P. Gardner, Thomas L. Gossage and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any subsidiary. The Organization and Compensation Committee held six meetings and took one action by unanimous written consent during fiscal year 2000.

 Public Policy Committee

   The Public Policy Committee was formed to review and make recommendations regarding domestic and international policies, programs, positions and strategies in relation to: significant public issues; political, social and environmental trends; business, charitable, educational and political organizations; and employment and workplace policies and practices relating to nondiscrimination, diversity and occupational health and safety. The members of the Public Policy Committee are Vilma S. Martinez (Chairman), David P. Gardner, Bobby R. Inman, Lord Robin W. Renwick, and Martha R. Seger. The Public Policy Committee held three meetings in fiscal year 2000.

Notice of Director Nominations

   The Company's Bylaws require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of such meeting is first made by the Company). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

Board and Committee Attendance

   During fiscal year 2000, the Board held five regular meetings, two of which were followed by an extensive strategic planning session, and held four meetings via teleconference. The Board did not take any action by unanimous written consent during fiscal year 2000. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

Other Matters

   Vilma S. Martinez, a director of the Company, is a partner in the law firm of Munger, Tolles & Olson LLP. Certain subsidiaries of the Company retained other members of that law firm, who have nationally recognized expertise, to defend them in various legal proceedings during fiscal year 2000 and have continued to retain such legal counsel relative to such proceedings in fiscal 2001. Munger, Tolles & Olson LLP has 73 partners, and fees paid by the Company to that firm represent less than five percent of the firm's gross revenues during its last fiscal year. Ms. Martinez receives distributions based on the firm's overall earnings and does not have a material interest in the fees paid by the Company.

   In addition to the loans described below under the heading "Employment Contracts and Termination of Employment Arrangements," the Company has made interest-free housing loans to executive officers in each case to facilitate Company directed relocations. Such loans have been made to the following executive officers in the amounts indicated: Mr. R. F. Hake, Executive Vice President and Chief Financial Officer of the Company--$2,000,000. The loan advanced to Mr. Hake is payable in five equal annual installments, the first of which was paid in 2000.

Section 16(b) Beneficial Ownership Reporting Compliance.

   The Legal Services Group of the Company has ongoing responsibility for filing reports required by Section 16(b) of the Securities Exchange Act of 1934 ("Section 16") on behalf of executive officers and directors. Based upon a review of forms received by the Company during and with respect to the Company's most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company's stock that failed to file on a timely basis any Forms 3, 4 or 5, except that one Form 3 for Fred J. Grigsby, a former officer of Old Fluor, was filed late due to the inadvertent omission of a stock option award and one Form 5 for each of Peter J. Fluor, David P. Gardner and Robin W. Renwick was filed late due to an inadvertent failure to report deferred directors fees paid for a Board meeting in which they participated in April 1999.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Company is strategically aligned into three principal Strategic Business Enterprises ("SBE's"), each with clear performance accountability. The Company has established challenging objectives for earnings growth and improved return on investment for each of the SBE's. To support this alignment, the Committee regularly conducts a thorough review of the Company's compensation programs and, as a result, has approved the following executive compensation philosophy.

 Executive Compensation Philosophy

   The basic strategy is to establish executive compensation programs which will attract, retain, develop and motivate the highly qualified executive team that is needed to achieve challenging performance objectives and build shareholder value. Fluor expects superior performance, both collectively and individually, and its compensation programs are designed to provide superior rewards when superior performance expectations are achieved. The competitiveness of the programs are evaluated against a pre-determined group of peer companies comparable to Fluor and/or one of its SBE's or individual business units of the SBE's.(/1/) Comparability is determined based on industry, size, complexity, financial performance history, growth, global scope and other relevant factors including executive talent resources. Internal pay relationships will be evaluated for fairness and equity within enterprises and strategic business units in a given industry. Performance comparisons are made in addition to compensation comparisons. General industry comparisons are used for an additional marketplace perspective.

   The intent of our compensation philosophy is to provide the participating executives a clear and common understanding of Company objectives (financial and non-financial), how objectives are established, and the reward for the achievement of objectives. Individual accountability for the achievement of pre-established objectives will be reflected in a specific level of target compensation. The program will provide the flexibility to meet the compensation needs of the Company with a focus on maintaining a team environment. Rewards reflecting team and individual contributions will be reasonably within the participant's "line of sight". The program will maintain an appropriate compensation mix for executives between fixed, annual incentive and long-term incentive compensation.

 Base Salary

   The Company's base salary philosophy intends to provide a basic level of financial security to executives' salaries targeted at the 50th percentile of competitive pay.

 Annual Incentive Program

   Annual incentives provide an opportunity to earn significant additional compensation for attainment of Company, SBE or other business unit, and individual performance objectives. Over time, performance objectives are expected to represent above-average performance compared to peers.

   The plan covers approximately 600 management employees, including all Named Executive Officers. The target amount payable to each executive is based on the executive's target annual incentive, with the actual amount paid based upon a combination of various Company performance criteria, and upon individual performance. The annual incentive award for each of the named Executive Officers including the Chief Executive Officer is determined by applying the specific performance criteria and targets established for such person by this Committee. Performance criteria for the Chief Executive Officer's annual incentive included Fluor net

----------
(1) This group covers a broad range of industries and is not limited to companies in the Dow Jones Heavy Construction Group which are used for the Performance Graph on page 24.

earnings, earnings per share growth, Fluor's total shareholder return versus the Dow Jones Heavy Construction Index, return on investment, strategic plan implementation, succession planning, and development of performance plans for key senior management. Based upon performance in relation to fiscal 2000 earnings targets and other strategic objectives, incentive awards, when taken together with salary, were established at levels which put each of the Named Executive Officers, excluding the Chief Executive Officer, in the 56th percentile of competitive pay. Mr. Carroll, the Chief Executive Officer, voluntarily elected not to receive an incentive award for fiscal 2000.

   The Executive Incentive Compensation Plan provides for payments of incentive compensation when it has been determined by the Committee that the executive management team's collective performance warrants such compensation. The amount of the bonus fund available for incentive compensation is dependent upon the Company's earnings and the historic relationship of the bonus final payout as a percentage of EBIT. The Committee uses this relationship as a guideline when setting the final bonus amount collectively available to the executive management team.

 Long Term Incentive Program

   Long-term incentives are intended to align management's compensation growth with the creation of shareholder value. Achievement of superior individual, corporate and shareholder objectives will result in the achievement of 75th percentile total direct compensation which includes base salary, annual incentive, and long-term incentive awards.

   Approximately 400 management employees, including all of the Named Executive Officers, participate in the Company's long-term incentive program. This program's primary purpose is to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests, and to foster the retention of key management personnel. It is the Committee's intent that all amounts to be awarded under this program qualify as performance-based compensation under the Internal Revenue Service's definitions.

   Under the long-term incentive program, the Committee may make grants of the following: (a) cash incentive awards which are based upon meeting earnings or other financial targets established by the Committee; (b) stock options which become exercisable on terms established by the Committee and which have value only if shareholder value is increased and (c) restricted stock awards.

   The focus of the program is regularly reviewed and, if necessary, changed so that the Company will remain competitive in the markets in which it competes. The program presently emphasizes the use of cash and stock based awards aligned to building shareholder value. Vesting of the stock based awards is contingent upon an executive's continued employment.

 Other Compensation

   To facilitate management continuity, the Company has entered into employment agreements and/or retention arrangements with certain of the Named Executive Officers. These agreements and arrangements are described on pages 15 through 18 of this Proxy Statement.

 Conclusion

   During fiscal 2000, the Company made good progress in implementing the strategy announced in 1999 including the successful reverse spin-off of Massey Coal and the recapitalization of "new" Fluor. In addition, new awards, year end backlog and gross margin in backlog all improved from year to year. However, as a result of the special charge related to a lump sum power project performed by the Company's partnership with Duke Energy Corporation, financial results were mixed, with earnings from continuing operations for 2000 being slightly below 1999. All amounts paid or accrued during fiscal 2000 under the above-described plans and programs are included in the tables which follow. No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

   Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. While the Company's incentive compensation programs are designed to facilitate compliance with Section 162(m), and in most cases the Committee intends to maximize the corporate tax deduction, the Committee believes that the Company must attract and retain qualified executives to manage the Company and that in some instances, the Committee may need the flexibility to offer compensation which exceeds the Section 162(m) threshold for deductibility.

Organization and Compensation Committee

            Bobby R. Inman     David P. Gardner     Dean R. O'Hare
                      Thomas L. Gossage    Peter J. Fluor

February 1, 2001

                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the Audit Committee of the Company with respect to the Company's audited financial statements for the fiscal year ended October 31, 2000.

   The Audit Committee acts pursuant to a written charter that was originally adopted by the Board of Directors of Old Fluor during fiscal 2000, and, following the Distribution, was readopted in full by the Board of Directors of the Company on November 30, 2000. The Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended October 31, 2000 with management and it has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Ernst & Young LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP the independence of that firm.

   The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix "I" to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers.

   Based upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000.

Audit Committee

                  Peter J. Fluor    Carroll A. Campbell, Jr.
                      Vilma S. Martinez    Dean R. O'Hare

February 1, 2001

Employment Contracts and Termination of Employment Arrangements(1)

   Mr. Carroll. In July of 1998 the Organization and Compensation Committee of Old Fluor successfully completed its search for a new Chairman and Chief Executive Officer. Effective as of July 1, 1998 Old Fluor entered into an employment agreement with Mr. Carroll to assume that position for a term commencing July 15, 1998 and ending July 14, 2003. Upon the completion of the Distribution, New Fluor assumed the obligations of this agreement. The agreement provides for a starting base salary of $900,000 per year, subject to adjustment in accordance with the Company's customary practice for senior management employees. Mr. Carroll also received a one-time signing bonus of $750,000 payable on July 1, 1998, in consideration for his accepting employment with the Company.

   Mr. Carroll is eligible for an annual bonus with a target level of not less than $825,000, pro-rated for partial years of employment. Consistent with the Company's annual bonus program, the bonus may range from zero up to two times the target level, based on performance measured against specific criteria established by the Organization and Compensation Committee. Mr. Carroll received a pro rated bonus of $360,000 in fiscal year 1998 and a bonus of $1,000,000 in fiscal year 1999. While Mr. Carroll was eligible for a bonus for fiscal year 2000 based upon the criteria established by the Organization and Compensation Committee, Mr. Carroll voluntarily elected to forego his rights to a bonus for fiscal year 2000.

   In addition, Mr. Carroll is to receive a non-discretionary annual incentive bonus of $100,000, which he received for fiscal year 2000 and which will be deferred under the Company's Executive Deferred Compensation Program.

   Upon commencement of his duties in July 1998, Mr. Carroll was granted an option to purchase 200,000 shares of the Company's common stock which became exercisable 20% on the date of grant and becomes exercisable 20% on each of the next four anniversaries of the grant date. A portion of this grant, 10,925 shares, was granted as an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code. The agreement also provides for an additional grant of stock options, restricted stock and restricted units to be determined by the Organization and Compensation Committee of the Board within 180 days of the effective date of the agreement. This grant was made on December 8, 1998, for 57,940 options, 11,300 shares of restricted stock and 6,500 restricted units. The additional options will vest 25% on each of the next four anniversaries of the date of grant, and the restricted stock and units vest 10% on each of the next ten anniversaries of the grant date.

   Mr. Carroll was given an additional grant of stock options, restricted stock and restricted units on December 7, 1999 when Mr. Carroll received 204,200 options, 16,800 shares of restricted stock and 11,200 restricted units. The options granted in 1999 100% cliff vest after four years provided that if Fluor Common Stock trades at an average of $50 per share for 20 consecutive trading days, 50% of the award will vest, and if Fluor Common Stock trades at an average of $60 per share for 20 consecutive trading days, the other 50% of the award will vest. With respect to the restricted stock and units, if the Company's consolidated net income for fiscal 2000 exceeded $110,000,000 excluding certain effects (which it did), then restricted stock and units would 100% cliff vest on the fourth anniversary of the award of the grant date, except that up to 100% of the award may vest on the third anniversary of the award date if the Company's return on assets and net income exceeds specified criteria.

   In addition, at the time of commencement of his employment, Mr. Carroll was also granted 200,000 shadow stock units which become exercisable if Mr. Carroll remains continuously employed through the full term of the agreement, or if Mr. Carroll's employment terminates due to death or disability, is terminated by the Company

----------
(1) As described in footnote 1 on page 6 of this Proxy Statement, certain stock and other Grants have been adjusted following the Distribution Date to reflect the effects of the Distribution by multiplying the number of Grants by the Conversion Ratio. With respect to all Grants described below, the numerical figures for each described Grant are as of the Company's fiscal year end, October 31, 2000, and have not been adjusted by the Conversion Ratio.

without "cause", is terminated by Mr. Carroll for "good reason", or is terminated following a "change of control" (as such terms are defined in the agreement). In the event Mr. Carroll's employment terminates prior to the expiration of the term for any reason other than the foregoing, the units will become exercisable as of the date of termination as to a pro-rata amount, pro-rated daily during the term.

   Old Fluor also provided Mr. Carroll with a loan in the principal amount of $5,000,000 to facilitate the purchase of a residence in the Southern California area in connection with his relocation from Houston, which the Company has assumed. The loan, which is secured by a first trust deed on the residence, provides for an interest rate of 5.68%, payable annually, with a balloon payment of the entire amount due on January 15, 2004. The loan is subject to acceleration in the event of Mr. Carroll's termination of employment for any reason prior to the expiration of the term of the agreement.

   The agreement also confirms Mr. Carroll's participation in various incentive and employee benefit plans and programs as may be in effect from time to time with respect to executives employed by the Company, including, but not limited to, automobile use and expense reimbursement, reimbursement of relocation expenses, and participation in the Company's deferred compensation program, retirement plans, group health insurance plans and executive health care plan. Mr. Carroll is also entitled to reimbursement for certain legal, accounting and tax preparation services as well as reimbursement of certain country club expenses. In addition, the agreement provides Mr. Carroll a death benefit under the Company's Executive Supplemental Benefit Plan, which the Committee has set at $5,000,000. For purposes of this Plan, termination of Mr. Carroll's employment by the Company without "cause" or by Mr. Carroll for "good reason", shall constitute an approved early retirement.

   The Company may terminate Mr. Carroll's employment at any time for "cause" if a majority of the non-employee members of the Board vote in favor of such termination or without "cause" on 30-days' notice by the Company. Mr. Carroll may terminate his employment at any time for "good reason". "Good reason" includes, among other things, a reduction in Mr. Carroll's base salary or other benefit levels, a significant diminution in Mr. Carroll's duties and responsibilities and the assignment to Mr. Carroll of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer. Mr. Carroll may also terminate his employment at any time on 30-days' notice but such termination would not be considered for "good reason" unless the specific requirements for "good reason" were met.

   The agreement also provides for stipulated payments in connection with the termination of Mr. Carroll's employment. Upon termination for any reason, the Company will be obligated to pay Mr. Carroll as a minimum amount all accrued and unpaid base salary, any unpaid bonus, and certain other unpaid amounts, and will provide Mr. Carroll title to the automobile provided by the Company under the agreement (provided that Mr. Carroll was employed for at least two years prior to the termination of his employment).

   In the event of Mr. Carroll's termination of employment upon disability, the Company will be obligated to pay Mr. Carroll, in addition to the minimum amount, his base salary for a period of one year following such termination, a pro-rated portion of the target bonus for the year in which the termination occurs, a pro-rated portion of the long-term incentive award for each performance cycle in which such termination of employment occurs, and long-term disability payments equal to 60% of his base salary beginning one year after such termination and continuing for two years, or until his death or attainment of age 65, whichever occurs first. Mr. Carroll's reduced base salary payments and long-term disability payments will be reduced by any long-term disability payments he receives from any disability plan or programs contributed to by the Company.

   If Mr. Carroll's employment is terminated by the Company without "cause" or by Mr. Carroll for "good reason", the Company will be obligated to pay Mr. Carroll, in addition to the minimum amount, base salary for the lesser of three years or the remaining term of the agreement, annual bonuses equal to the target bonus for the year of his termination for the lesser of three years or the remaining term of the agreement (including a pro-rated bonus for any partial year), long-term incentive awards equal to the target award for each performance cycle for the lesser of three years or the remaining term of the agreement, also pro-rated, and a lump-sum cash payment amount equal to the excess, if any, of (a) a pro-rata amount, pro-rated daily during the term, of Mr. Carroll's

$5,000,000 residence loan, over (b) the value at the date of termination of the 148,634 shadow stock units (as increased as a result of the Distribution) awarded to Mr. Carroll at the commencement of his employment. This conditional amount is only payable in the event of termination by the Company without "cause" or termination by the executive for "good reason". In addition, if a "change of control" occurs within two years after such a termination, Mr. Carroll will be entitled to receive a lump-sum payment of the foregoing amounts.

   Mr. Boeckmann. In order to strengthen the retention of the services of Mr. Boeckmann, the President and Chief Executive Officer of Fluor Daniel during fiscal 2000, and effective February 2001, the President and Chief Operating Officer of the Company, and to provide Mr. Boeckmann with certain incentive goals, Old Fluor provided Mr. Boeckmann with an incentive/retention arrangement whereby Mr. Boeckmann can earn up to $5,000,000, divided into two components. New Fluor assumed this incentive/retention arrangement. The first component of the award is incentive-based and is made up of a combination of 60,600 shares of restricted stock and 40,400 tandem restricted units. The grant of these awards will be based upon Fluor Daniel exceeding pre-established annual performance objectives as determined by the Chairman and Chief Executive Officer of the Company. Twenty-five percent of the award amount will be considered earned if the established objectives are achieved at the end of each fiscal year. If the annual objective is not achieved, that portion of the award is forfeited. All earned restricted stock and units will vest at the end of a four year performance period, January 1, 2004. The entire incentive award, earned and unearned, would be forfeited should Mr. Boeckmann voluntarily terminate his employment with the Company before January 1, 2004.

   The second component of the award is retention-based. The Company has provided Mr. Boeckmann with a retention arrangement whereby he can earn $2,500,000 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), if he remains continuously employed by the Company until January 1, 2004. Concurrently with the Distribution, the Company assumed this agreement. The amount under the arrangement will be credited into Mr. Boeckmann's account in the Deferred Compensation Program if he remains continuously employed until January 1, 2004, or his employment terminates prior to that date due to death or disability or a Company-initiated reduction in force, or following a change of control. In the event Mr. Boeckmann's employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

   In 1999, Old Fluor made an interest free loan in the amount of $350,000 to Mr. Boeckmann used to purchase his new residence in connection with Mr. Boeckmann's relocation to its California headquarters. The loan was assumed by the Company following the Distribution. The loan advanced to Mr. Boeckmann is payable in four equal installments, the first of which was paid in 2000.

   Mr. Stein. In order to strengthen the retention of the services of Mr. Stein, the President and Chief Executive Officer of Fluor Global Services during fiscal 2000 and, effective February 2001, the Vice Chairman of the Company, Old Fluor has provided Mr. Stein with a retention arrangement whereby Mr. Stein can earn $1,743,159 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), if he remains continuously employed until October 31, 2001. The Company assumed this agreement following the Distribution. The amount under the arrangement will be credited into Mr. Stein's account in the Deferred Compensation Program if he remains continuously employed until October 31, 2001, or his employment terminates prior to that date due to death or disability or a Company-initiated reduction in force, or following a change of control. In the event Mr. Stein's employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

   Under the arrangement, Mr. Stein was also provided with a loan in the amount of $1,006,841. The loan, which is secured by a deed of trust on his residence, provides for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loan is subject to acceleration in the event of Mr. Stein's termination of employment for any reason prior to October 31, 2001. The Company will forgive the loan upon Mr. Stein's termination of employment on or after October 31, 2001, or if his employment terminates prior to that date due to death or disability or a Company-initiated reduction in force, or following a change of control.

   In December 1997, Old Fluor made an interest-free loan in the amount of $1,000,000 to Mr. Stein used to purchase his new residence in connection with Mr. Stein's relocation to its California headquarters. The Company assumed the loan following the Distribution. The loan requires payment of principal in yearly installments equal to 50% of Mr. Stein's after-tax proceeds from his annual Incentive Compensation Award commencing February 1, 2000, with the remaining balance due February 1, 2006. On or about February 1, 2000, Mr. Stein made the first payment on the loan to the Company. The loan is secured by a deed of trust on Mr. Stein's residence.

   Mr. Rollans. In order to strengthen the retention of the services of Mr. Rollans, the President and Chief Executive Officer of Fluor Signature Services during fiscal 2000 and effective February 2001, Group Executive, Business Services, Old Fluor has provided Mr. Rollans with a retention arrangement whereby Mr. Rollans can earn $1,122,424 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), if he remains continuously employed by the Company until October 31, 2001. Concurrently with the Distribution, the Company assumed this agreement. The amount under the arrangement will be credited into Mr. Rollans' account in the Deferred Compensation Program if he remains continuously employed until October 31, 2001, or his employment terminates prior to that date due to death or disability or a Company-initiated reduction in force, or following a change of control. In the event Mr. Rollans' employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

   Under the arrangement, Mr. Rollans was also provided with a loan in the amount of $1,627,576. The loan, which is secured by a deed of trust on his residence, provides for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loan is subject to acceleration in the event of Mr. Rollans' termination of employment for any reason prior to October 31, 2001. The Company will forgive the loan upon Mr. Rollans' termination of employment on or after October 31, 2001, or if his employment terminates prior to that date due to death or disability or a Company-initiated reduction in force, or following a change of control.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

   The following table shows, for the fiscal years ended October 31, 1998, 1999 and 2000, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served.

                        SUMMARY COMPENSATION TABLE (A)

                                                                     Long Term Compensation
                                                                     ----------------------
                                          Annual Compensation                Awards         Payouts
                                    -------------------------------- ---------------------- -------
                                                           Other     Restricted Securities
                                                           Annual      Stock    Underlying   LTIP    All Other
                             Fiscal  Salary   Bonus ($) Compensation   Awards    Options/   Payouts Compensation
Name and Principal Position   Year   ($) (B)     (B)      ($) (C)     ($) (D)   SARs(#) (E)   ($)     ($) (F)
---------------------------  ------ --------- --------- ------------ ---------- ----------- ------- ------------
P. J. Carroll, Jr........     2000  1,050,000         0    19,500      744,450    204,200         0    657,515
 Chairman and Chief           1999    900,000 1,000,000    27,158      484,488     57,940         0  1,061,001
 Executive Officer            1998    252,692   360,000         0    6,800,006    200,000         0    816,325

A. L. Boeckmann..........     2000    525,000   220,000    14,430    1,641,650     38,900         0    171,858
 President and Chief          1999    456,278   375,000    20,097       94,325     11,500         0    199,223
 Operating Officer (G)        1998    338,492   303,800    13,172            0     60,770   133,600    198,613

J. C. Stein..............     2000    565,021   300,000    35,160      132,938     36,500         0    231,412
 Vice Chairman (H)            1999    565,021   300,000    48,968      247,389     30,000         0    249,856
                              1998    480,425   400,000    31,037            0    104,760    88,120    557,215

J. O. Rollans............     2000    515,040   310,000    44,430      106,350     29,200         0    424,176
 Group Executive,             1999    490,080   300,000    61,878      154,779     18,800         0    196,871
 Business Services (I)        1998    436,985   300,000    48,903            0     87,760    81,027    176,506

R. F. Hake...............     2000    525,000   280,000    61,523       88,625     24,400         0     75,141
 Executive Vice President     1999    159,628   175,000    70,656      432,938     58,000         0     47,119
 and Chief Financial          1998         NA        NA        NA           NA         NA        NA         NA
 Officer

----------
(A) With respect to all compensation described in the Summary Compensation Table, while these amounts are reported for the Company, a portion of such compensation was paid by Old Fluor.

(B) Amounts shown include cash compensation earned and received by Named Executive Officers as well as amounts earned but deferred at the election of those officers.

(C) Amounts shown as Other Annual Compensation represent restricted unit payments for the benefit of each Named Executive Officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such Named Executive Officer.

(D) The amount reported in the table includes restricted stock and, for 1998, shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal 1998, 1999 and 2000, the Company awarded 0, 33,380 and 88,000 shares of restricted stock to all Named Executive Officers as a group. In fiscal 1998, the Company awarded
    148,634 shares of shadow stock to all Named Executive Officers as a group. No shadow stock awards were made to Named Executive Officers in fiscal
    1999 or 2000. With respect to restricted stock granted in fiscal 1998, 33,380 shares of restricted stock awarded vest at 10% per year. With respect to shares of shadow stock granted in fiscal 1998, a pro-rata portion of the 148,634 shares granted to Mr. Carroll vest daily during the term of his employment agreement, or sooner in certain events related to termination of his employment. With respect to shares of restricted stock granted in fiscal 1999, 27,400 shares of restricted stock will cliff vest after five years and 60,600 shares of restricted stock granted to Mr. Boeckmann under his incentive/retention program previously described fully vest on January 1, 2004 if the objectives previously described are met. With respect to shares of restricted stock granted in fiscal 2000, 22,800 shares of restricted stock awarded vest at 10% per year and 10,500 shares of restricted stock granted to Mr. Hake vest at the rate of 25% per year. As of the end of fiscal 2000, the aggregate restricted and shadow stock holdings for each of the above Named Executive Officers consisted of the following:
    (i) Mr. Carroll: 174,474 shares with a value of $5,948,474; (ii) Mr.
    Boeckmann: 68,529 shares with a value of $2,336,41; (iii) Mr. Rollans:
    17,357 shares with a value of $591,765; (iv) Mr. Hake: 7,250 shares with a value of $247,180; and (v) Mr. Stein: 14,932 shares with a value of $509,088. As of the end of fiscal 2000, aggregate restricted and shadow stock holdings for the Company consisted of 977,025 shares with a value of $33,310,466 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Quarterly dividends of $.25 per share were paid by Old Fluor during fiscal year 2000 to all stockholders of record. The amount of the dividend to be paid by New Fluor has yet to be determined by the Company's Board of Directors.

(E) All information concerning the Grants described in this table and footnote reflect such Grants as of October 31, 2000 and have not been adjusted by the Conversion Ratio to reflect the effects of the Distribution as described in footnote 1 on page 6 of this Proxy Statement.

(F) The total amounts shown in this column for the fiscal year 2000 consist of the following: (i) Mr. Carroll: $203,345 -- Company contributions and allocations to defined contribution plans and related excess benefit plans; $270,271 -- benefit attributable to Company-owned life insurance policy; $100,000 -- non-discretionary bonus; $83,889 -- personal use of chartered aircraft and related tax gross up; (ii) Mr. Boeckmann:
    $86,274 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $85,584 -- benefit attributable to Company-owned life insurance policy; (iii) Mr. Rollans:
    $145,557 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $121,261 -- benefit attributable to Company-owned life insurance policy; $148,569 -- cash out of accrued unpaid vacation time; $8,789 -- imputed interest; (iv) Mr.
    Hake: $52,436-- benefit attributable to Company-owned life insurance policy; $17,523 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $5,182 -- personal use of chartered aircraft and related tax gross up; and (v) Mr. Stein:
    $115,209 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $70,256 -- benefit attributable to Company-owned life insurance policy; $45,232 -- personal use of chartered aircraft and related tax gross up; $715 -- imputed interest.

(G) During fiscal 2000, Mr. Boeckmann was President and Chief Executive Officer of Fluor Daniel.

(H) During fiscal 2000, Mr. Stein was President and Chief Executive Officer of Fluor Global Services.

(I) During fiscal 2000, Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services.

Stock Options

   The following table contains information concerning the grant of stock options and stock appreciation rights ("SARs") made during fiscal 2000 under the Company's long-term incentive program to the Named Executive Officers:

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (A)

                                    Individual Grants(B)(C)
                         ---------------------------------------------
                          Number of   % of Total                         Grant
                         Securities  Options/SARs Exercise               Date
                         Underlying   Granted to  Price(s)              Present
                           Options   Employees in  ($/Sh)   Expiration   Value
Name                     Granted (A) Fiscal Year     (D)       Date     ($) (D)
----                     ----------- ------------ --------- ---------- ---------
P. J. Carroll, Jr.......   204,200       12.1     $44.32150  12/07/09  3,269,458
A. L. Boeckman..........    38,900        2.3     $44.32150  12/07/09    622,830
J. C. Stein.............    36,500        2.2     $44.32150  12/07/09    584,403
J. O. Rollans...........    29,200        1.7     $44.32150  12/07/09    467,523
R. F. Hake..............    24,200        1.4     $44.32150  12/07/09    387,468

----------
(A) All information concerning the Grants described in this table reflect such Grants as of October 31, 2000 and have not been adjusted by the Conversion Ratio to reflect the effects of the Distribution as described in footnote 1 on page 6 of this Proxy Statement.

(B) The Named Executive Officers received grants of only options in fiscal 2000; SARs were granted to other members of the Company's management.

(C) Options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. All options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and cliff vest 100% at the end of four years provided that if Fluor common stock trades at an average of $50 per share for 20 consecutive days, 50% of the options will immediately vest and if Fluor common stock trades at an average of $60 per share for 20 consecutive days, the remaining 50% of the options will vest. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The vesting of these options may accelerate upon termination of employment following a change of control of the Company. See the discussion under the heading "Change of Control Provisions in Certain Plans" at page 24.

(D) The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (a) an Expected Option Term of six years for options which expire ten years from the date of grant which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive holds an option before exercising; (b) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the Expected Option Term; (c) Stock Price Volatility is calculated using daily stock prices over a three-year period preceding the grant date; and (d) Dividend Yield is calculated using yields over a three-year period preceding the grant date. The specific option pricing model assumptions for the grants were as follows:
    $44.31250, Exercise Price; 6.03% Risk Free Interest Rate; 39.81% Stock Price Volatility; and 1.74% Dividend Yield. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, an executive may realize will depend upon the excess of the stock price on the date the option is exercised over the exercise price, so there is no assurance that the value realized by the executive will be at or near the amount shown.

Option/SAR Exercises and Holdings

   The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of fiscal 2000:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUE

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised   In-the-Money Options/SARs
                           Shares              Options/SARs at Fiscal    at Fiscal Year End ($)
Name                     Acquired on  Value       Year End (#) (A)                 (B)
------------------------  Exercise   Realized ------------------------- -------------------------
                             (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
                         ----------- -------- ----------- ------------- ----------- -------------
P. J. Carroll, Jr.......       0         0      134,458      123,455          0            0
A. L. Boeckmann.........       0         0       52,260       77,910          0            0
J. C. Stein.............       0         0      104,940      111,380          0            0
J. O. Rollans...........       0         0      129,740       87,180          0            0
R. F. Hake..............       0         0       29,000       53,400          0            0

----------
(A) All information concerning the Grants described in this table reflect such Grants as of October 31, 2000 and have not been adjusted by the Conversion Ratio to reflect the effects of the Distribution as described in footnote 1 on page 6 of this proxy statement.

(B) Market value of underlying securities at fiscal year-end, minus the exercise price.

Long-Term Awards

   The following table provides information with respect to the Named Executive Officers concerning cash incentive awards made during fiscal 2000 under the Company's Long-Term Incentive Award Program. Each award under the Company's Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by the Organization and Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any.

            LONG-TERM INCENTIVE PROGRAM-AWARDS IN LAST FISCAL YEAR

   No long term incentive cash awards were granted by the Company in fiscal
2000.

Performance Graph

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                           Among Fluor Corporation,
                    S&P 500 and DJ Heavy Construction Group


                                          1995  1996  1997   1998   1999   2000
                                          ---- ------ ----- ------ ------ ------
Fluor Corporation(/1/)(/2/).............. 100  117.14 74.56  71.65  75.25  68.04
S&P 500.................................. 100  124.08 162.8 199.96 251.27 266.56
DJ Heavy Construction Group.............. 100  115.04 102.8  83.09  76.71  82.39

--------
(/1/) The above graph compares the performance of Fluor Corporation with that of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index, which is a published industry index. The above graph reflects results as of October 31, 2000 and is not reflective of recent changes in the S&P 500 nor changes in the price of the Company's stock following the Distribution.

(/2/) The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 31, 1995 in each of Fluor Corporation, the S&P 500 Composite Group and the Dow Jones Heavy Construction Industry Group, with investment weighted on the basis of market capitalization.
      Change of Control Provisions in Certain Plans

   Under the Company's "Stock Plans," which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a "Change of Control" of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company; (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or (3) such other events as the Company's Organization and Compensation Committee of the Board of Directors from time to time may specify.

                                DIRECTORS' FEES

   Nine of the twelve present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid a retainer at the annual rate of $30,000 or, in the case of Chairmen of Board Committees, $34,000, plus a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. Each such director also receives a $2,000 annual California tax allowance. Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in common stock of the Company. In calendar 2000, Peter J. Fluor, David P. Gardner and Robin W. Renwick chose to defer all of their directors' and retainer fees; Dean R. O'Hare chose to defer all of his directors' fees and Carroll A. Campbell, Jr. chose to defer half of all his fees. Lord Renwick elected the common stock valuation method for half of his deferred fees and the interest factor method for the balance. Each other director deferring his fees elected the common stock valuation method. Neither Mr. Boeckmann nor Mr. Hackett served as directors during 2000.

   Compensation for non-employee directors of the Company is now governed by the 2000 Stock Plan for Non-Employee Directors (the "2000 Director Stock Plan"), which replaced, upon the Distribution, the Stock Plan for Non-Employee Directors and the 1997 Fluor Restricted Stock Plan for Non-Employee Directors which governed Old Fluor. Under the 2000 Director Stock Plan, directors who were not, and have never been, employees of the Company or its subsidiaries are eligible to receive, when they become Directors, up to 1,500 shares of restricted common stock and restricted units in an amount determined by the Organization and Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities, if the 2000 Director Stock Plan had been in effect. Awards are made on a date determined by the Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14. Had the 2000 Director Stock Plan been in effect, the value of 1,500 shares of stock on March 14, 2000, was $42,047 based upon the stock price for Old Fluor on that date.

   In addition, under the 2000 Director Stock Plan, directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive grants of restricted common stock. The 2000 Director Stock Plan provides for annual grants of up to 750 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan would lapse once such stock has been held for at least six months, the applicable director has served on the Board for at least six years and the director either attains the age for mandatory retirement (72 years) or becomes permanently and totally disabled or a change of control of the Company occurs. Had the 2000 Director Stock Plan been in effect, as of March 14, 2000, the value of 750 shares of stock was $21,023 based upon the stock price for Old Fluor on that date.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                  Proposal 2

   The Board of Directors has appointed the firm of Ernst & Young LLP, which firm was engaged as independent auditors for the fiscal year ended October 31, 2000 and for the "stub" period of November 1, 2000 to December 31, 2000, and to audit the financial statements of the Company for the calendar year commencing January 1, 2001 and ending on December 31, 2001. A proposal to ratify this appointment is being presented to the shareholders at the Annual Meeting because the Board of Directors believes that it is a good corporate practice to seek shareholder ratification of the selection of independent auditors. If the appointment of Ernst & Young LLP is not ratified, the Board of Directors will evaluate the basis for the shareholders' vote when evaluating whether to renew the firm's engagement. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Board Recommendation

   The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2001.

                                OTHER BUSINESS

   The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

   The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary of the Company must receive written notice thereof not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of such meeting is first made by the Company). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

                SHAREHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

   Any proposal of a shareholder intended to be presented at the Company's 2002 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, no later than December 5, 2001. Under Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority at the 2002 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal between February 8, 2002, and April 7, 2002 (assuming that the Company's 2002 annual meeting of shareholders will be held on May 8, 2002), and the shareholder satisfies the other requirements of Rule 14a-4(c).

                                          /s/ Lawrence N. Fisher
                                          LAWRENCE N. FISHER
                                          Senior Vice President--Law and
                                           Secretary
February 1, 2001
Aliso Viejo, California

                                  APPENDIX I

                               FLUOR CORPORATION
                                AUDIT COMMITTEE

                                    Charter

A. PURPOSE AND ACTIVITIES

 Statement of Policy

   The Committee shall provide assistance to the Company Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

   The independent auditor for the Company is ultimately accountable to the Board of Directors and Committee, who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

 Responsibilities

   In carrying out its responsibilities, the policies and procedures of the Committee should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

   In carrying out these responsibilities, the Committee will:

  . Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

  . Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors. Items to be reviewed include the required communications as promulgated by the American Institute of Certified Public Accountants.

  . Review with the independent auditors, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Committee will annually receive a report regarding the business ethics and code of conduct of the Company.

  . Periodically, but no less than annually, obtain from the outside independent auditor a formal written statement delineating all relationships between the auditor and the Company. The Committee should discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and shall recommend to the Board of Directors any appropriate action regarding the independence of the independent auditor.

  . Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

  . Receive prior to each meeting, a summary of internal audit reports completed and in process and a progress report on the internal audit plan.

  . Review with the Company's General counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or government agencies.

  . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

  . Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

  . Review and update this Charter at least annually, as conditions dictate and submit it to the Board of Directors for approval.

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business ethics and code of conduct.

   The principal duties of the Audit Committee are to nominate the firm of independent outside auditors for appointment by this Corporation's Board; to meet with this Corporation's financial management, internal audit management and independent outside auditors to review matters relating to this Corporation's internal accounting controls, internal audit program, accounting practices and procedures and other matters relating to the financial condition of this Corporation; to review this Corporation's annual report to stockholders, proxy material and annual report on Form 10-K for filing with the Securities and Exchange Commission; and to report to this Board periodically any recommendations the Audit Committee may have with respect to the foregoing matters.

B. MEMBERSHIP

   The Audit Committee (Committee) shall be composed of at least four directors and a nonvoting Secretary who are independent of the management of Fluor Corporation (Company) and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. In addition, each of the Committee members shall have a working familiarity with basic accounting or related financial practices, and at least one member of the Committee shall have accounting or related financial management expertise. Current membership of the Committee is listed at the beginning of this section.

C. MEETINGS

   Meetings are scheduled quarterly, preceding quarterly meetings of the Board, and otherwise as required. A quorum for the purpose of conducting business at any meeting shall consist of three Directors.

      [MAP SHOWING LOCATION OF ANNUAL STOCKHOLDERS' MEETING APPEARS HERE]

              Fluor Corporation 2001 Annual Stockholders' Meeting
    Wednesday, March 14, 2001, beginning at 9:00 a.m. Pacific Standard Time
                         The Fluor Engineering Campus
                            One Fluor Daniel Drive
                            Aliso Viejo, California

FLUOR CORPORATION

         PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING MARCH 14, 2001

     The undersigned, a shareholder of FLUOR CORPORATION, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended October 31, 2000; and, revoking any proxy previously given, hereby constitutes and appoints L.N. Fisher and E.P Helm, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of FLUOR CORPORATION standing in the name of the undersigned at the Annual Meeting of Shareholders of FLUOR CORPORATION, on Wednesday, March 14, 2001 at 9:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.


     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY A 401(K) OR OTHER RETIREMENT PLAN SPONSORED BY FLUOR CORPORATION OR A SUBSIDIARY, SUCH AS THE FLUOR CORPORATION SALARIED EMPLOYEES' SAVINGS INVESTMENT PLAN OR THE FLUOR CORPORATION EMPLOYEES' PERFORMANCE PLAN (FORMERLY, THE FLUOR CORPORATION EMPLOYEES' RETIREMENT PLAN), THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME MANNER AND IN THE SAME PROPORTION AS THE SHARES FOR WHICH THE TRUSTEE RECEIVES VALID VOTING INSTRUCTIONS.


________________________________________________________________________________
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE.
                                    (continued and to be signed on reverse side)

________________________________________________________________________________
                             *FOLD AND DETACH HERE*


                               FLUOR CORPORATION
                      2001 Annual Meeting of Shareholders
                                 March 14, 2001

  You are cordially invited to attend the 2001 Annual Meeting of Shareholders which will be held on Wednesday, March 14, 2001, beginning at 9:00 a.m. Pacific
                              Standard Time, at:

                          The Fluor Engineering Campus
                             One Fluor Daniel Drive
                            Aliso Viejo, California

      A map is included on the last page of the Notice of Annual Meeting.

                               ADMITTANCE TICKET

  This ticket entitles you, the shareholder, and one guest to attend the 2001 Annual Meeting. Please bring it with you. Only shareholders and their guests will be admitted.

            We look forward to welcoming you on Wednesday, March 14.

THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED.   Please mark
UNLESS OTHERWISE DIRECTED, THIS PROXY/VOTING INSTRUCTION CARD   your votes as
WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES AND FOR     [X]
PROPOSAL 2.                                                     indicated in
                                                                this sample

The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2.
________________________________________________________________________________
1. Election of Class II Directors: Carroll A. Campbell, Jr., James T. Hackett, Lord Robin W. Renwick, Martha R. Seger and James C. Stein

FOR all nominees listed   WITHHOLD AUTHORITY       INSTRUCTIONS: To withhold
   (except as marked        to vote for all        authority to vote for any
    to the contrary)        nominees listed        individual nominee, strike
                                                  a line through the nominee's
                                                    name in the list above.

          [_]                     [_]

2. Ratification of the appointment of Ernst & Young LLP as auditors for 2001.

          FOR                   AGAINST                        ABSTAIN

          [_]                     [_]                            [_]

  COMMENTS/ADDRESS CHANGE         I Plan to
Please mark the box if  [_]        Attend        [_]
 you have  written comments        Meeting
  or an address change on
      the reverse side

  ***IF YOU WISH TO VOTE BY
 TELEPHONE, PLEASE READ THE
   INSTRUCTIONS BELOW***

Signature ___________________ Signature ____________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

                             FOLD AND DETACH HERE*

                              *VOTE BY TELEPHONE*

                          QUICK *** EASY *** IMMEDIATE

**IF YOU WISH TO VOTE YOUR SHARES BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS BELOW **

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

* After voting your shares you will be asked if you wish to attend the meeting.

VOTE BY PHONE                    FOR U.S. STOCKHOLDERS ONLY, CALL TOLL-FREE ON A
-------------                    TOUCH-TONE TELEPHONE 1-800-840-1208 ANY TIME.
                                 THERE IS NO CHARGE FOR YOUR CALL

--------------------------------------------------------------------------------
After entering your Control Number you will hear these instructions.

--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
           Press 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              When asked, please confirm your vote by Pressing 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

--------------------------------------------------------------------------------
Proposal 1:  To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

              When asked, please confirm your vote by Pressing 1.
--------------------------------------------------------------------------------
IF YOU VOTE BY TELEPHONE, PLEASE DO NOT RETURN THE ABOVE PROXY CARD, WHICH
WOULD THEN BE DISREGARDED
--------------------------------------------------------------------------------

                             Thank you for voting.
                          ------------------------------------------------------

                          ------------------------------------------------------

                                                        CONTROL NUMBER
                          ------------------------------------------------------
                                                        123 456 789 12
                          ------------------------------------------------------
                                                 THIS AREA TO BE LEFT BLANK
                                                 CMSS TO IMPRINT CONTROL NUMBER
--------------------------------------------------------------------------------